Exhibit 1.3.1

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

THE UNDERSIGNED is executing this Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of iCapital Markets LLC (f/k/a Axio Financial LLC) (the “Company”) as of November 30, 2023 for the purposes of amending and restating, in its entirety, the Company’s currently effective Amended and Restated Limited Liability Company Agreement dated as of October 31, 2021 (the “Current Agreement”), pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (as amended and in effect from time to time, the “Delaware Act”), and does hereby certify as follows:

WHEREAS, the Company was formed under the name “Axio Financial LLC” upon the filing of a certificate of formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”);

WHEREAS, on the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of November 30, 2023 (the “Merger Agreement”), by and between the Company and iCapital Securities, LLC, a Delaware limited liability company (“Merged Co”), and upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, Merged Co merged with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement, and the Company continued as the surviving company and a wholly-owned subsidiary of the Member;

WHEREAS, the Company changed its name to “iCapital Markets LLC” upon the effectiveness of the Merger and filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and

WHEREAS, the Company and the Member have determined that it is desirable to amend and restate the Current Agreement in its entirety and to continue the Company on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend and restate the Current Agreement as provided herein:

1.       Name; Continuation

The name of the Company is as set forth above. The Member may from time to time hereafter designate a different name for the Company, which designation may be effected by any means determined by the Member including authorization of an amendment to the Certificate of Formation reflecting such other name. The Member as holder of all of the limited liability company interests in the Company hereby revokes any dissolution that may have occurred with respect to the Company and agrees to continue the Company with the Member as the sole member. In connection with the transfer of any limited liability company interests in the Company occurring between the date of formation of the Company and the date hereof, and notwithstanding any failure to comply with any provision of the limited liability company agreement of the Company then in effect or the Delaware Act, including, without limitation, formal member action to admit any transferee in any such transfer as a member of the Company, the Member hereby agrees, to the fullest extent permitted by law, that each transferee of such limited liability company interests in the Company was admitted as a member of the Company effective as of immediately prior to such transfer.

2.       Definitions; Rules of Construction

In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Capital Contribution” means, with respect to the Member, the amount and/or agreed value of money, promissory obligations, property or services (if any) contributed by such Member to the Company in accordance with Section 8 hereof.

“Certificate” means a certificate substantially in the form of Exhibit A to this Agreement issued by the Company that evidences an Interest in the Company.

“Member” means Institutional Capital Network, Inc.

“Interest” means the ownership interest of the Member in the Company (which shall be considered personal property for all purposes), consisting of (i) the Member’s limited liability company interest in the profits, losses, allocations and distributions of the Company, (ii) the Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) the Member’s other rights and privileges as provided herein or in the Delaware Act.

“Percentage Interest” means a Member’s share of the profits and losses of the Company and the Member’s percentage right to receive distributions of the Company’s assets. The Percentage Interest of each Member shall be the percentage set forth opposite such Member’s name on Schedule I, as such Schedule shall be amended from time to time in accordance with the provisions hereof. The combined Percentage Interest of all Members shall at all times equal one hundred 100%.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.       Purpose

The purpose and powers of the Company shall be to engage in such lawful businesses or activities that may be engaged in by a limited liability company formed under the Delaware Act as may be determined by the Member from time to time.

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4.       Principal Office

The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

5.       Registered Office

The registered office of the Company in the State of Delaware and the registered agent of the Company for service of process will be as set forth in the Certificate of Formation. The Member may change such registered office or registered agent at any time.

6.       Term

The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 13 of this Agreement.

7.       Management of the Company.

(a)       Subject to the Registered Individual Requirement (as defined below), the Member shall have the right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company; provided that if, pursuant to the rules or regulations of any applicable self-regulatory organization (a “SRO”), including FINRA, or State securities authority, the management of the Company is required to be conducted by one or more individuals who are appropriately registered with such SRO and/or such State securities authority (a “Registered Individual”), then the Member shall delegate all of the rights, authority and/or responsibility of the Member to one or more Registered Individuals, as required under applicable rules and regulations as set forth above, who shall have, and exercise, individually or collectively as the case may be, the sole responsibility to conduct the management of the Company without the involvement, directly or indirectly, of any person who is not a Registered Individual (the “Registered Individual Requirement”). Subject to the Registered Individual Requirement, the Member may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Member may delegate to one or more committees or to any such person (who may be designated an officer, agent or attorney-in-fact of the Company) or entity such authority, including any or all of the authority of the Member hereunder, to act on behalf of the Company as the Member may from time to time deem appropriate.

(b)       The taking of any lawful action by the Member on behalf of the Company, including the execution and/or delivery of any instrument, certificate, filing or document (including any agreement and plan of merger), by the Member on behalf of the Company shall constitute and evidence the due authorization of such action or matter on behalf of the Company.

(c)       Subject to the Registered Individual Requirement, the Member may authorize any officer(s), agent(s), attorney(s)-in-fact, employee(s) or other person(s) or entity or entities to exercise any or all of the authority of the Member hereunder including to enter into any contract, to execute any instrument or certificate (including any certificate to be filed on behalf of the Company with the Secretary of State of the State of Delaware under the Delaware Act) or to take any other action in the name of and on behalf of the Company, and this authority may be general or confined to specific instances.

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(d)       The Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by its officers, employees or committees, or by any other person as to matters the Member believes are within such other person’s professional or expert competence (including, without limitation, information, opinions, reports or statements as to the value and the amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid). In addition, the Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by the Member, and any opinion of any such person as to matters which the Member believes to be within such person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Member hereunder in good faith and in accordance with such opinion.

8.       Capital Contributions; Capital Accounts; Administrative Matters.

(a)       The Member has contributed to the Company the cash, promissory obligations, property or services set forth in the books and records of the Company. The Member may but shall have no obligation to make any further Capital Contributions to the Company. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, promissory obligations, property or services to the Company as shall be determined by the Member at the time of each such admission.

(b)       At the date of this Agreement, the Member is the sole Member. At all times that the Company has only one Member, the Company shall be disregarded for federal and, where applicable, state, local and foreign income tax purposes and all items of income, gain, loss, deduction, credit or the like of the Company shall be treated as items of income, gain, loss, deduction, credit or the like of the Member.

(c)       (i)       Each Member’s Interest in the Company shall be evidenced by a Certificate. Each Certificate shall be executed by such person designated by the Member.

(ii)       The Company shall keep or cause to be kept a register in which, subject to such regulations as the Member may adopt, the Company will provide for the registration of Interests and the registration of transfers of Interests. The Member shall maintain such register and provide for such registration. Upon surrender for registration of transfer of any Certificate, and subject to the further provisions of this Section 8(c) and the limitations on transfer contained elsewhere in this Agreement, the Company will cause the execution, in the name of the registered holder or the designated transferee, of one or more new Certificates, evidencing the same aggregate Percentage Interest as did the Certificate surrendered. Every Certificate surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Member duly executed, by the registered holder thereof or such holder’s authorized attorney.

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(iii)       The Company shall issue a new Certificate in place of any Certificate previously issued if the record holder of the Certificate (A) makes proof by affidavit, in form and substance satisfactory to the Member, that a previously issued Certificate has been lost, destroyed or stolen, (B) requests the issuance of a new Certificate before the Company has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim, (C) if requested by the Member, delivers to the Company a bond, in form and substance satisfactory to the Member, with such surety or sureties and with fixed or open liability as the Members may direct, to indemnify the Company, as registrar, against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate, and (D) satisfies any other reasonable requirements imposed by the Member.

(iv)       An Interest in the Company evidenced by a Certificate shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction. Delaware law shall constitute the local law of the Company’s jurisdiction in its capacity as the issuer of Interests.

9.       Assignments of Interests.

(a)       The Member may sell, assign, pledge or otherwise transfer or encumber (collectively “transfer”) all or any part of its Interest in the Company.

(b)       In the event of a transfer of part of the Member’s Interest, this Agreement shall be amended to reflect that there will be more than one member or one member and one or more assignees.

(c)       If the Member assigns all of its interest in the Company pursuant to this Section 9, the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time the assignment becomes effective under applicable law. Such admission shall be deemed effective simultaneously with such assignment and, immediately following such admission, the transferor Member shall cease to be a member of the Company and the Company shall continue without dissolution.

10.       Additional Members. The Member shall have the right to admit additional members upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by the Member. In connection with any such admission, this Agreement shall be amended to reflect that there will be more than one member.

11.       Distributions

Subject to applicable regulatory requirements, distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. Distributions shall be made to the Member.

12.       Return of Capital

The Member shall not have any liability for the return of the Member’s Capital Contribution which Capital Contribution shall be payable solely from the assets of the Company.

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13.       Dissolution

The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)       The determination of the Member to dissolve the Company; or

(b)       The occurrence of any event causing a dissolution of the Company under Section 18-801 of the Delaware Act, unless the Company is continued as permitted under the Delaware Act.

14.       Winding Up of the Company.

(a)       If the Company is dissolved pursuant to Section 13, the Member shall proceed to wind up the business and affairs of the Company in accordance with the requirements of the Delaware Act. The Member may take such amount of time to wind up the business and affairs of the Company as it shall determine to be necessary or desirable. This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Member and the conduct of the Company during the period of winding up the Company’s affairs. The Member shall liquidate the assets of the Company, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i)       to creditors, including the Member if a creditor to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment, by the establishment of reserves of cash or other assets of the Company or by other reasonable provision for payment), other than liabilities for distributions to the Member under Sections 18-601 or 18-604 of the Delaware Act;

(ii)       to the Member in satisfaction of liabilities for distributions under Sections 18-601 or 18-604 of the Delaware Act; and

(iii)       thereafter to the Member.

(b)       Notwithstanding the provisions of Section 14(a) which require the liquidation of the assets of the Company, the Member may distribute any or all of the assets of the Company in-kind. Any such in-kind distributions shall be made in accordance with the priorities referenced in Section 14(a) as if cash equal to the fair market value of the distributed assets were being distributed. The Member shall determine the fair market value of any property distributed in kind using such methods of valuation as it may adopt.

(c)       Upon the completion of the distribution of the assets of the Company as provided in this Section 14, the Company shall be terminated, and the Member shall cause the cancellation of the Certificate of Formation and all qualifications of the Company as a foreign limited liability company, if any, and shall take such other actions as may be necessary to terminate the Company.

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15.       Limitation on Liability

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member or an officer.

16.       Standard of Care; Indemnification of Members, Officers, Employees and Agents.

(a)       To the fullest extent permitted by law, the Member shall have no personal liability whatsoever to the Company or the Member on account of the Member’s status as a Member or by reason of the Member’s acts or omissions in connection with the conduct of the business of the Company.

(b)       To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Member and each officer of the Company, each of their affiliates and each director, officer, shareholder, limited partner, member, manager and general partner of the foregoing and each other person or entity designated by the Member (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Member or officer or authorized agent of the Company, or the actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence and gross negligence). The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to the Member. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c)       The contract rights to indemnification and to the advancement of expenses conferred in this Section 16 shall not be exclusive of any other right that any person or entity may have or hereafter acquire under any statute, agreement, or otherwise or prevent the Company from entering into any contract to provide indemnification to any Indemnified Person or other person or entity; provided that, if and to the extent indemnification is available to an Indemnified Person from any entity for which the Company acts a general partner or in any other similar capacity or insurance policy (the “Third Party Indemnifiers”), the Indemnified Person will use reasonable efforts to obtain indemnification from such Third Party Indemnifier before seeking indemnification from the Company. The Member hereby expressly intends that the provisions of this Section 16 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments to an Indemnified Person, with any Third Party Indemnifiers having primary liability and the Company only having secondary liability. In the event the Company makes any indemnification payments to an Indemnified Person with respect to any action, suit, proceeding or claim, the Company shall be, automatically and without the need for any further action on the part of any person or entity, subrogated to the Indemnified Person’s rights to pursue a claim for indemnification from a Third Party Indemnifier with respect to such action, suit, proceeding or claim.

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(d)       The Company may maintain insurance, at its expense, to protect itself and the Member, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person or entity against such expense, liability or loss under the Delaware Act.

17.       Limitation on Rights of Others. Except for the rights of an Indemnified Person under Section 16, no person or entity other than the Member is, nor is it intended that any such other person or entity be treated as, a direct, indirect, intended or incidental third-party beneficiary of this Agreement for any purpose whatsoever, nor shall any other person or entity have any legal or equitable right, remedy or claim under or in respect of this Agreement.

18.       Amendments

This Agreement may be amended only upon the written consent of the Member.

19.       Governing Law

(a)       This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Agreement constitutes an agreement of the Member and between the Company and the Member.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

SOLE MEMBER

INSTITUTIONAL CAPITAL NETWORK,
INC.,

By:	/s/ Stephen Jacobs
Name: Stephen Jacobs
Title: General Counsel

COMPANY

ICAPITAL MARKETS LLC,
by Institutional Capital Network, Inc., its Sole Member

By:	/s/ Stephen Jacobs
Name: Stephen Jacobs
Title: General Counsel

[Signature Page to Second A&R LLCA of iCapital Markets LLC]

SCHEDULE I

Name & Address	Percentage Interest
Institutional Capital Network, Inc. 60 E 42nd Street, 26th Floor New York, NY 10165	100%

EXHIBIT A

CERTIFICATE FOR INTEREST IN

ICAPITAL MARKETS LLC

A Delaware Limited Liability Company

No. 01 iCapital Markets LLC, a Delaware limited liability company (the “Company”), hereby certifies that Institutional Capital Network, Inc. (the “Holder”) is the registered owner of an Interest in the Company (“Interest”), constituting the Percentage Interest (as such term is defined the below referenced Company Agreement) in the Company set forth on Schedule I to the Company Agreement as such Schedule is amended from time to time. The rights, powers and privileges associated with the Interest are set forth in the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of November 30, 2023 (the “Company Agreement”), as the same may, from time to time, be amended or amended and restated, under which the Company is existing, copies of which are on file at the principal office of the Company in New York, NY. The terms of the Company Agreement are incorporated herein by reference.

The Holder, by accepting this Certificate, is deemed to have agreed to become a member of the Company, if admitted as such in accordance with the terms of the Company Agreement, and to comply with and be bound by, and to have executed, the Company Agreement.

This Certificate and the Interest evidenced hereby are transferable in accordance with the terms of the Company Agreement (subject to the limitations on transfer therein contained). No Interest may be transferred unless and until this Certificate, or a written instrument of transfer satisfactory to the Company, is duly endorsed or executed for transfer by the Holder or the Holder’s duly authorized attorney, and this Certificate (together with any separate written instrument of transfer) is delivered to the Company for registration of transfer.

Dated: [●], 2023	INSTITUTIONAL CAPITAL NETWORK, INC., as Sole Member of iCapital Markets LLC
ATTEST:

By:
Name: Stephen Jacobs
Title: General Counsel